[GRAPHIC OMITTED][GRAPHIC OMITTED]                                          NEWS
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                   GRC International Completes Acquisition of
                      Management Consulting & Research Inc.

Vienna, Va., Sept. 2, 1999 - GRC International (NYSE: GRH) today announced that it successfully completed the acquisition of all of the common stock of Management Consulting & Research Inc. (MCR) Inc. and its subsidiaries, under terms disclosed in a news release issued Aug. 6, 1999. Beginning Sept. 2, 1999, MCR will operate as a wholly-owned subsidiary of GRCI under its existing name with its operating results incorporated into GRCI's results.

MCR, with annual revenues of approximately $30 million and 270 employees, adds a variety of advanced cost analysis, financial management and program management services to GRC International's technical services offerings and provides access to a broader client base within the federal government, particularly the U.S. Air Force.

GRC International President and CEO Gary Denman said, "We are pleased with the quality of our first acquisition under our strategic growth plan and look forward to working closely with the all of the employees of MCR. They strengthen and broaden our services offerings, particularly in the highly sought after area of cost analysis. This will allow us to provide our customers with a more robust service offering and will provide our shareholders with greater value."

GRC International Inc., headquartered in Vienna, Va., is a leading provider of professional services focusing on information technology, management consulting, and engineering services for a national clientele in the government and commercial sectors. GRCI is a publicly traded company listed on the New York Stock Exchange under the symbol GRH. Additional details about GRC International can be obtained on the Internet at http://www.grci.com/. Details concerning MCR can be viewed at http://www.mcri.com.

Inquiries: James Allen, CFO, (703) 506-5574, or Wayne Jackson, Director, Corporate Communications, (703) 506-5038. GRCI press releases are available on the Internet through Company News On-Call at http://www.prnewswire.com/.

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